Exhibit 99.1

NEWS RELEASE

Weatherford Announces Executive Leadership Changes

HOUSTON, May 16, 2022 - Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) announced today that H. Keith Jennings, Executive Vice President and Chief Financial Officer, will leave the Company effective July 31, 2022. His leaving the Company is not the result of any dispute or disagreement regarding the Company’s accounting or financial practices, statements, conditions or operations.

Girish Saligram, President and Chief Executive Officer, commented, “Keith’s commitment and leadership to the Company over the past two years helped Weatherford return to a major public exchange, improved and stabilized the capital structure while also making significant contributions to strengthen the Company’s operating profile. I want to personally thank Keith for his dedication and partnership on this journey and wish him the very best. As demonstrated by our first quarter 2022 results, our operating performance continues to improve, and the Company has a bright future ahead.”

H. Keith Jennings, Executive Vice President and Chief Financial Officer, commented, “Since joining the Company, I have witnessed the start of a powerful turnaround, which is evidenced by our financial performance. I have confidence in the direction of the Company and leadership, and our global team’s abilities to continue building the new Weatherford and will be cheering them on as they move forward.”

The Company has initiated a search to identify a Chief Financial Officer and is working with an executive search firm to assist in the process.

# # #

About Weatherford
Weatherford is a leading global energy services company. Operating in approximately 75 countries, the Company answers the challenges of the energy industry with its global talent network of approximately 17,000 team members and approximately 350 operating locations, including manufacturing, research and development, service, and training facilities.

Contacts
For Investors:
Mohammed Topiwala
Director, Investor Relations and M&A
+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Director, Global Communications
+1 713-836-4193
media@weatherford.com